Exhibit 10.25

CHIPOTLE MEXICAN GRILL, INC.
EXECUTIVE OFFICER SEVERANCE PLAN

ARTICLE I

PURPOSE

This Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Plan”) was established by the Company on February 6, 2024 (the “Effective Date”) to provide Participants with the opportunity to receive certain severance protections for qualifying terminations of employment that are not in connection with a change in control of the Company.   The Plan, as set forth herein, is primarily intended to help retain qualified executives, maintain a stable work environment and provide economic security to eligible executives in the event of qualifying terminations of employment.  Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

The Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE II

DEFINITIONS

“Accrued Compensation” means: (i) Base Salary accrued by the Participant through, but not paid to the Participant as of, the Qualifying Termination Date and (ii) any annual bonus under the Annual Incentive Plan earned by the Participant for a prior year but not paid to the Participant as of the Qualifying Termination Date.

“Administrator” means the Compensation Committee, provided that the Board in its discretion may determine to act as Administrator under the Plan.

“Annual Incentive Plan” means the Company’s annual cash incentive bonus program.

“Base Salary”  means the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.

“Board” means the Board of Directors of the Company.

“Cause”  shall have the same meaning as such term is defined under the Incentive Plan, unless otherwise provided in a Participant’s effective employment agreement or other similar written agreement with respect to the termination of Participant’s employment with the Company.

“Chief Executive Officer” means the Chief Executive Officer of Chipotle Mexican Grill, Inc.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means Chipotle Mexican Grill, Inc., a Delaware corporation, and, except as the context otherwise requires, its affiliates and Subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

“Compensation Committee” means the Compensation, People and Culture Committee of the Board.

“Effective Date” has the meaning set forth in ARTICLE I.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” means any excise tax imposed under Section 4999 of the Code.

“Good Reason” shall have the same meaning as such term is defined under the Incentive Plan, unless otherwise provided in a Participant’s effective employment agreement or other similar written agreement with respect to the termination of Participant’s employment with the Company.

“Incentive Plan” shall mean the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan or any successor plan.

“Option” means an option to purchase shares of the Company’s common stock, $0.01 par value per share, including stock appreciation rights that settle in shares of the Company’s common stock.

“Other Severance” has the meaning set forth in Section 3.02.

“Participant” means each individual who is an “executive officer” of the Company, within the meaning of Rule 3b-7 under the Exchange Act, as determined immediately prior to the individual’s termination of employment with the Company without respect to any demotion or other action that constitutes “Good Reason,” or as otherwise determined by the Administrator.

“Plan” has the meaning set forth in ARTICLE I.

“Qualifying Termination” means the termination of a Participant’s employment either by the Company without Cause (excluding, for the avoidance of doubt, a termination by the Company due to the Participant’s death or disability) or due to a resignation by the Participant for Good Reason.  A Participant’s employment shall be deemed to have continued, and a Qualifying Termination shall not have occurred, upon a transfer of the Participant’s employment between the Company and any of its Subsidiaries, or between any two Subsidiaries of the Company.

“Qualifying Termination Date” means the date on which a Participant incurs a Qualifying Termination.

“Release Agreement” means the Separation and General Release Agreement provided by the Company substantially in the form attached hereto as Exhibit A.

“Section 409A” means Section 409A of the Code and the rules other guidance promulgated thereunder.

“Severance Amount” has the meaning set forth in Section 3.01(a).

“Severance Multiple” means (i) two (2) with respect to the Chief Executive Officer and (ii) one and one-half (1.5) with respect to each other Participant.

“Severance Period” means (i) twenty-four (24) months with respect to the Chief Executive Officer and (ii) eighteen (18) months with respect to each other Participant.

“Subsidiary”  means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

“Target Annual Bonus” means, with respect to any Participant, such Participant’s annual target bonus opportunity under the Annual Incentive Plan in effect immediately prior to such Participant’s Qualifying Termination Date (or, in the event of the Participant’s resignation for Good Reason, the annual target bonus opportunity in effect immediately prior to the condition giving rise to such resignation if such annual target bonus opportunity is higher than the annual target bonus opportunity in effect immediately prior to such Participant’s Qualifying Termination Date).

“Total Payments” has the meaning set forth in Section 5.01.

ARTICLE III

SEVERANCE

Section 3.01  Severance Following Qualifying Termination.

(a)Severance Amount.    If a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement, the Company shall provide the Participant with an amount equal to the product of the Severance Multiple and the sum of the Participant’s (i) Base Salary and (ii) Target Annual Bonus (the “Severance Amount”).  Subject to Section 8.13, the Severance Amount shall be paid in substantially equal installments over the Severance Period, payable in accordance with the Company’s normal payroll practices, and shall commence on the first regularly scheduled payroll date that occurs immediately following the sixtieth (60th) day following the Qualifying Termination Date (such date, the “Payment Commencement Date”).  Notwithstanding the foregoing, the portion of the severance amount provided under this Section 3.01 that is payable on the Payment Commencement Date shall include a lump-sum amount equal to the portion of the severance amount that would have been payable commencing on the Qualifying Termination Date and ending on the Payment Commencement Date.

(b)Pro-Rated Bonus.  If a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement, the Company shall provide the Participant with an amount equal to the pro-rated portion of the Participant’s annual bonus under the Annual Incentive Plan, based on actual performance for the year in which the Qualifying Termination Date occurs and prorated based on the number of days the Participant was employed during the year of termination prior to the Qualifying Termination Date divided by the total number of days in such year, paid in a single lump sum no later than March 15th of the year immediately following the year in which the Qualifying Termination Date occurs.

(c)Payment in Lieu of Benefits Continuation.   If a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement, in lieu of a contribution by the Company to, or a reimbursement to Participant for, any coverage premiums and any other expenses payable by Participant during the Participant’s Severance Period under all group health plans maintained by the Company in which Participant and Participant’s spouse and other dependents were participating immediately prior to the Qualifying Termination Date, the Company shall pay to Participant an amount equal to the employer portion of the cost of such coverage premiums and

expenses otherwise payable during the Severance Period, which payment shall be taxable as wages to the Participant.   Such amount shall be paid to Participant in a single lump sum on the Payment Commencement Date.  Following the Qualifying Termination Date, (i) Participant shall not be entitled to participate in any Company employee benefit plans, other than to receive COBRA or similar continuation coverage as required by law and to receive any vested benefits under Company retirement plans, or as provided under the terms of an applicable Company employee benefit plan or as required by applicable law and (ii) Participant shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites incurred on or after the Qualifying Termination Date.

(d) Accrued Compensation.  The Company shall pay the Accrued Compensation to each Participant who incurs a Qualifying Termination as soon as practicable following the Qualifying Termination Date, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) March 15th immediately following the year in which the Qualifying Termination Date occurs. In addition, each Participant who incurs a Qualifying Termination will receive any unpaid reimbursable business expenses incurred by the Participant prior to the Qualifying Termination Date in accordance with the Company’s policies, paid in accordance with such policies, and any benefits accrued by Executive or in which Executive has vested under any of the Company’s retirement benefit plans, paid or provided in accordance with the terms of such benefit plans.

Section 3.02 Other Severance Payments.  In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or similar payments or benefits, or if the Company is obligated by law to provide advance notice of separation and the Participant continues to receive payments and benefit during such notice period (“Other Severance”), then the Severance Amount otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero).

Section 3.03 Coordination of Benefits.  If a Participant becomes eligible to receive severance payments and benefits under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan, then the Participant shall not be eligible to receive the Severance Amount, or any other payments or benefits provided for under this Plan.  Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.

ARTICLE IV

Equity Awards

Section 4.01 Equity Awards.

(a)Vesting: Time-Based Awards.    In the event that a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement, each then-outstanding, unvested Company equity award granted to such Participant under the Incentive Plan that vests solely with respect to continued employment (“Time-Based Awards”) shall vest and become exercisable on the Qualifying Termination Date in a pro-rated amount based on the portion of the vesting period prior to the Qualifying Termination Date, which is calculated as the number of days from the grant date of the applicable Time-Based Award through and including the Qualifying Termination Date divided by the total number of days in the applicable vesting period.

(b)Vesting: Performance-Based Awards.  In the event that a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement, each then-outstanding, unvested Company equity award granted to such Participant under the Incentive Plan that vests at least in part based on the achievement of performance-based metrics (“Performance-Based Awards”) shall remain outstanding and vest and become exercisable, or be forfeited, based on actual performance at the end of the applicable performance period, in a pro-rated amount based on the number of days from the first day of the performance period of the applicable Performance-Based Award through and including the Qualifying Termination Date divided by the number of days in the applicable performance period.

(c) Option Exercise Period.    In the event that a Participant incurs a Qualifying Termination, then, subject to the Participant’s execution and nonrevocation of the Release Agreement,  each then-outstanding Option granted to such Participant under the Incentive Plan that is either already vested and exercisable immediately prior to the Qualifying Termination Date or that vests and becomes exercisable in accordance with Section 4.01(a) or Section 4.01(b) shall, once vested and exercisable, continue to be exercisable and shall expire on the earlier to occur of (i) the first (1st) anniversary of the Qualifying Termination Date (or, in the case of Options that constitute Performance-Based Awards that vest in accordance with Section 4.01(b), the first (1st) anniversary of the last day of the applicable performance period) and (ii) the expiration date of such Option.

(d) Forfeiture.  Each then-outstanding equity award held by a Participant that is unvested on the Participant’s Qualifying Termination Date and that does not time-vest in accordance with the Time-Based Vesting Schedule shall be forfeited as of the Qualifying Termination Date and, with respect to Performance-Based Awards that do not fully vest in accordance with Section 4.01(b), such Performance-Based Awards shall be deemed to have been forfeited upon the end of the applicable performance period once performance has been determined.

(e) Settlement of Awards.  Time-Based Awards shall be settled in accordance with the Incentive Plan and the applicable award agreement but no later than sixty (60) days following the applicable vesting date and Performance-Based Awards shall be settled in accordance with the terms of the Incentive Plan and the applicable award agreement but no later than March 15th following the end of the applicable performance period. Notwithstanding anything in this Section 4.01 to the contrary, if all or a portion of an Company equity award subject to accelerated vesting under the terms of this Section 4.01 constitutes deferred compensation under Section 409A, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such awards shall vest at the time(s) provided in this Section 4.01, but settlement, distribution or payment, as the case may be, shall be made on the earliest possible date that would not subject such awards to taxation and/or tax penalties under Section 409A.

(f) Coordination of Benefits.  If a Participant becomes eligible to receive severance payments and benefits under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan, then the Participant shall not be eligible to receive the benefits set forth above in Sections 4.01(a) through (e), or any other payments or benefits provided for under this Plan, and all Company equity awards granted to the Participant that are outstanding immediately prior to the Qualifying Termination shall be governed by the Chipotle Mexican Grill, Inc. Change in Control Severance Plan. Notwithstanding Sections 4.01(a) through (e), with respect to any Company equity award granted to a Participant that is outstanding immediately prior to a Qualifying Termination, (i) if any written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company and which is in effect on the Qualifying Termination Date, or the terms of the Incentive Plan and any applicable award agreement, provides for greater vesting benefits or a greater exercise period upon a Qualifying Termination than as set forth in Sections 4.01 (a) through (e), then the greater vesting benefits and/or greater exercise period of such plan or agreement shall apply in lieu of the applicable provisions set forth in Sections 4.01(a) through (e) and (ii) there shall be no duplication of vesting benefits or exercise period between the application of Sections 4.01(a) through (e) and the provisions of the Incentive Plan, any applicable award agreement or any other written agreement between the Participant and the Company.

ARTICLE V

SECTION 280G

Section 5.01 Treatment of Payments.  Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the Participant (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Section 5.02 Ordering of Reduction.  In the case of a reduction in the Total Payments pursuant to Section 5.01, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

Section 5.03 Additional Payments.  If the Participant receives reduced payments and benefits by reason of this ARTICLE V, and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

ARTICLE VI

CLAIMS PROCEDURES

Section 6.01 Initial Claims.  A Participant who believes that the Participant is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within one hundred and twenty (120) days after the Participant’s Qualifying Termination Date. Claims should be addressed and sent to:

Chipotle Mexican Grill, Inc.

610 Newport Center Drive

Newport Beach, CA 92660

Attention: Corporate Secretary

If the Participant’s claim is denied, in whole or in part, the Participant shall be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days shall apply.  If such an extension of time is required, written notice of the extension shall be furnished to the Participant before the termination of the initial ninety (90)-day period and shall describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered.  If written notice of denial of the claim for benefits is not furnished within the specified time, the claim shall be deemed to be denied.  The Participant  shall then be permitted to appeal the denial in accordance with Section 6.02 below.  Written notice of the denial of the Participant’s claim shall contain the following information:

(a)the specific reason or reasons for the denial of the Participant’s claim;

(b)references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c)a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d)a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 6.02 Appeal of Denied Claims.  If the Participant’s claim is denied (or deemed denied) in whole or in part and the Participant wishes to submit a request for a review of the denied claim, the Participant or the Participant’s authorized representative must follow the procedures described below:

(a)Upon receipt of the denied claim, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Administrator.  This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial (or no later than sixty (60) days after the claim is deemed denied).

(b)The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to the Participant’s claim for benefits.

(c)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.

(d)A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Participant feels are pertinent.

(e)The review of the denied claim shall take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.

(f)The Administrator may require the Participant to submit additional facts, documents or other material as the Administrator may find necessary or appropriate in making the Administrator’s review.

Section 6.03 Administrator’s Response to Appeal.  The Administrator shall provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review.  There may be special circumstances which require an extension of this sixty (60)-day period.  In any such case, the Administrator shall notify the Participant in writing within the sixty (60)-day period and the final decision shall be made no later than one hundred and twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review.  This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator is to render the Administrator’s decision on review.    The Administrator’s decision on the Participant’s claim for review shall take into account all comments, documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, shall be communicated to the Participant in writing and shall clearly state:

(a)the specific reason or reasons for the denial of the Participant’s claim;

(b)reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and

(d)a statement describing the Participant’s right to bring a civil action under Section 502(a) of ERISA.

Any notices and decisions by the Administrator under this Section 6.03 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(1).

Section 6.04 Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan.  As to such claims and disputes:

(a)no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b)in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 6.05 Arbitration.  No Participant may bring any legal action to recover benefits under the Plan until the Participant has exhausted the internal administrative claims and appeals process described above.  No legal action may be commenced at all, unless commenced no later than one year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued.  This one-year statute of limitations on suits for all benefits available under the Plan shall apply in any forum where such legal action is initiated.  Upon Participant’s exhaustion of the provisions set forth above, any Participant with a continuing dispute arising out of or relating to this Plan or the adoption, breach, termination or validity thereof, will be settled by binding arbitration by a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings will be located in Newport Beach, California.  The arbitrator is not empowered to award damages in excess of compensatory damages and no party shall be entitled to any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of California.  BY PARTICIPATING IN THIS PLAN, PARTICIPANT WAIVES ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM ALLEGED BY PARTICIPANT.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 7.01Administration.   For purposes of ERISA, the Administrator shall be the “named fiduciary” with respect to the operation and administration of the Plan.  The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan.  The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a)administer the Plan according to its terms and to interpret Plan policies and procedures;

(b)establish rules, forms, and procedures for the administration of the Plan;

(c)resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(d)take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(e)make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(f)process and approve or deny all claims for benefits; and

(g)decide or resolve any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan.  The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.  Any such delegation shall be in writing.

Section 7.02 Amendment and Termination.   The Plan may be amended or terminated by the Administrator at any time, provided that no such amendment or termination may materially impair the rights of a Participant whose Qualifying Termination Date previously occurred.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 At-Will Employment.  The Plan does not alter the status of each Participant as an at-will employee of the Company.  Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 8.02 Effect on Other Plans, Agreements and Benefits.

(a)Each Participant who incurs a Qualifying Termination shall remain entitled to any vested benefits to which the Participant would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans, non-qualified deferred compensation plans and group health plans and nothing contained in the Plan is intended to waive or relinquish the Participant’s vested rights in such benefits.

(b)Any severance benefits payable to a Participant under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 8.03 Severability.   The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan.  If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 8.04 Headings and Subheadings.  Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 8.05 Unfunded Obligations.  The amounts to be paid to Participants under the Plan are unfunded obligations of the Company.  The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations.  Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.  No employee contributions to the Plan are required or permitted.

Section 8.06 Successors.  The Plan shall be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

Section 8.07   Transfer and Assignment.  Without the prior consent of the Company, neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 8.08   Waiver.  Any party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 8.09   Governing Law.  THE PLAN SHALL BE DEEMED TO BE MADE IN CALIFORNIA, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THE PLAN IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF CALIFORNIA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.  By participating in the Plan, each Participant and the Company and its Subsidiaries hereby irrevocably consent to, and agree not to object or assert any defense or challenge to, the jurisdiction and venue of the state and federal courts located in Santa Ana, California, and agree that any claim which, subject to ARTICLE VI above, may be brought in a court of law or equity may be brought in any such Santa Ana, California court.  To the extent benefits provided under ARTICLE IV are subject to interpretation under Delaware law due to the administration of the Incentive Plan, then, if necessary and solely to the extent necessary to administer the Incentive Plan, such governing law provision shall be deemed to supersede this Section 8.09.

 Section 8.10 Clawback.  Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant.  The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.  Notwithstanding any provisions in this Plan to the contrary, the Administrator may, in its sole and absolute discretion, in the event of Participant’s material breach of a material obligation of Participant to the Company pursuant to any award or agreement between Participant and the Company, including a material breach of the Release Agreement or a determination that an event of Cause has occurred, regardless of whether such determination happened prior to or following the Qualifying Termination Date, to the fullest extent permitted by law: (i) terminate the right of such Participant to receive any payment or benefit under this Plan, and (ii) seek the clawback or recovery of any payment paid to such Participant under this Plan, including through the exercise of rights of set-off, forfeiture or cancellation with respect to any other awards, benefits or payments otherwise due to Participant from the Company, to the extent the Administrator in its sole discretion deems appropriate after considering the relevant facts and circumstances.  Any termination, clawback and/or recovery of a Participant’s payments and benefits under this Plan shall be in addition and without prejudice to any other remedies that the Company might elect to assert.

Section 8.11 Withholding.   The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

 Section 8.12    ERISA.   The Plan is intended is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees,” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA such that it will be, among other things, exempt from the reporting and disclosure requirements of Part 1 of Title I of ERISA.  In the event that the Plan does not meet the requirements of unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensation employees, as described above with respect to any category of Participant, the Plan is intended to constitute a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA so as to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3−2(b).

 Section 8.13  Section 409A.  The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following a Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, death).  To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

* * *

EXHIBIT A

FORM OF SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Release”) is entered into as of the first date on the signature page hereto (which shall be no earlier than the Qualifying Termination Date (defined below)), by and between Chipotle Mexican Grill, Inc. (the “Company”) and [●] (“Executive”). Executive and the Company are individually referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Executive has served as the Company’s [●];

WHEREAS, Executive’s employment with the Company and any other position Executive may hold with the Company or any of its subsidiaries or affiliates terminated as of [●] (the “Qualifying Termination Date”);

WHEREAS, the Parties now wish to document and make arrangements pertaining to the termination of their employment relationship and to resolve, fully and finally, all outstanding matters between them; and

WHEREAS, Executive’s execution and non-revocation of this Release is a condition for receiving payments and benefits under the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Plan”), as described in Section 3 of this Release.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.Executive’s SEPARATION. Executive’s last day of employment with the Company is the Qualifying Termination Date. As of the Qualifying Termination Date, Executive irrevocably resigns from all director, officer or other positions with the Company and its subsidiaries currently held by Executive, including as [●]. Executive agrees to execute any and all documents necessary to effect such resignations including the resignation letter set forth in Appendix A. Executive agrees that, following the Qualifying Termination Date, Executive will not represent Executive to be associated in any capacity with the Company or any of its subsidiaries or affiliates. Notwithstanding Executive’s resignation from all positions held by Executive, Executive shall continue to be entitled to all indemnification and liability insurance benefits provided to Executive as an employee or officer of the Company or of any of its subsidiaries or affiliates pursuant to [the Indemnification Agreement dated as of [●] between Executive and the Company and]1 the Company’s Amended and Restated Bylaws and applicable law.

______________________________

1 Note to Draft: To include if applicable.

2.ACCRUED COMPENSATION. The Company shall pay or provide to Executive the Accrued Compensation (as defined in the Plan) and other benefits set forth in Section 3.01(d) of the Plan. Executive’s entitlement to the Accrued Compensation is in no way conditioned on Executive executing this Release. Executive acknowledges that that there is no accrued or unpaid vacation payable to Executive under the Company’s unlimited paid time off policy.

3.CONSIDERATION. In consideration of the terms, representations and releases contained in this Release, and subject to (x) Executive timely executing and not revoking this Release and (y) Executive’s continued compliance with the covenants and obligations arising under or referred to in this Release, Executive shall receive the payments and benefits set forth below at the time and in the form set forth below:

a.In satisfaction of the payments and benefits set forth in Section 3.01(a) of the Plan, cash severance in the aggregate amount of $[●] (the “Severance Amount”), which represents [CEO: 2.0] [OTHER EXECUTIVES: 1.5] times the sum of (i) Executive’s base salary in effect immediately prior to the Qualifying Termination Date of $[●] and (ii) Executive’s target annual bonus of $[●]. The Severance Amount shall be paid in substantially equal installments over a period of [CEO: twenty-four (24) months] [OTHER EXECUTIVES: eighteen (18) months] following the Qualifying Termination Date in accordance with the Company’s regular payroll practices, commencing with the first regular payroll next following the sixtieth (60th) day after the Qualifying Termination Date (the “Payment Commencement Date”). The first payment shall include the regular installment and catch up any additional installment amounts that would have been made during the sixty (60) day period.

b.In satisfaction of the payments and benefits set forth in Section 3.01(b) of the Plan, a lump sum amount equal to the pro-rated portion of Executive’s annual bonus under the Company’s annual cash incentive program, paid no later than March 15th of the year immediately following the year in which the Qualifying Termination Date occurs.

c.In satisfaction of the payments and benefits set forth in Section 3.01(c) of the Plan, a lump sum payment of $[●] in lieu of subsidized benefits continuation under the Company’s group health plans, paid on the Payment Commencement Date.

d.In satisfaction of the payments and benefits set forth in Section 4.01 of the Plan, attached as Appendix B is a summary of outstanding Company equity awards held by Executive as of the date of this Release (“LTI Awards”) illustrating the treatment contemplated by Section 4.01 of the Plan. Any LTI Awards that vest shall be distributed to or be exercisable by Executive in accordance with the applicable terms and conditions of the Plan and the underlying Company equity plan and award agreements. Executive shall not be entitled to receive any other award under the Company’s equity plan or other long-term incentive program.

Executive acknowledges and agrees that under the terms of this Release, Executive is receiving consideration beyond that to which Executive would otherwise be entitled upon a termination of employment for any reason or no reason and which, but for the mutual covenants set forth herein and therein, the Company would not otherwise be obligated to provide.

4.RELEASE AND WAIVER.

a.In exchange for the consideration described in Section 3 above, Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, representatives, executors, agents, and assigns, hereby forever waives, releases and discharges the Company and its past, present and future parents, subsidiaries, affiliates, successors, and assigns, as well as each of its and their respective past, present and future officers, directors, employees, agents, investors, attorneys, members, equityholders, partners, joint venturers, administrators, affiliates, benefit plans, plan administrators, insurers and trustees (collectively, the “Company Released Parties”) from and against any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, fees, expenses and liabilities, known or unknown,  suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or separation from, the Company or any of its affiliates, or otherwise relating to any of the Company Released Parties from the beginning of time to the date Executive signs this Release (collectively, “Claims”). The Executive’s release of Claims specifically extends to, without limitation, any and all Claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, discrimination, harassment, retaliation, failure to accommodate, loss of future earnings, and any claims under any applicable state, federal, or local statutes, ordinances, and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, as amended (the “OWBPA”), the California Labor Code and Wage Orders, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, California Business & Professions Code Section 17200, and the California Constitution, each as amended and including their implementing regulations, as well as any and all Claims for attorneys’ fees; provided,  however, that the Executive’s release of Claims does not waive, release or otherwise discharge (i) any claim or cause of action arising from a breach by the Company of this Release, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise or (iii) any claim that cannot legally be waived.

b.For the purpose of implementing a full and complete release, Executive understands and agrees that this Release is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Company Released Parties and this Release extinguishes those claims. Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN

HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

c.This Release shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided,  however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred. For the avoidance of doubt, this Release shall not in any manner prevent Executive from filing a charge or claim with the Securities and Exchange Commission (SEC) and Executive’s ability to seek or receive an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 for information provided to the SEC concerning suspected violations of law.

5.TAX MATTERS; CODE SECTION 409A COMPLIANCE. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and other applicable payroll deductions. This Release as well as payments and benefits under this Release are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, the Release shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Release which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Release shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Release during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Release will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. Executive further agrees that: (i) Executive shall be solely responsible for all federal, state, and/or local tax liability, if any, arising from payment of the Severance Amount and other benefits provided for herein (the “Separation Benefits”), including any interest or penalties associated with tax liability, and Executive will not look to or seek from the Company compensation for any such tax liability or related costs; (ii) no tax advice has been provided to Executive whatsoever by the Company or its attorneys; and (iii) should any taxing authority seek to recover from the Company any taxes, interest or penalties deemed to be due as a result of the Separation Benefits, Executive shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all such claims for taxes, interest or penalties.

6.REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Release:

a.Executive acknowledges that the Company is not entering into this Release because it believes that Executive has any cognizable legal Claim against the Company Released Parties and that by entering into this Release neither Party admits any liability or wrongdoing of any kind. If Executive elects not to sign this Release, the fact that this Release was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.

b.Executive has delivered to the Company, and shall not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information (as defined below), as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns. If Executive has used any personal cellular phone, tablet, personal or laptop computer or other electronic device, email or storage account or system to conduct work for or on behalf of the Company, Executive agrees to provide reasonable access to the Company to ensure that all Confidential Information and other materials belonging to the Company have been removed.

c.Executive has complied and shall continue to apply with the restrictive covenants set forth in this Release and all restrictive covenant agreements between Executive and the Company, which shall be incorporated by reference into this Release.

d.Executive has not made any claims or allegations to the Company related to sexual assault or abuse, sexual harassment, or sex discrimination, and none of the payments set forth in this Release are related to sexual abuse, sexual harassment or sex discrimination.

e.Executive has not engaged in any violation of the Company’s Code of Ethics or policies under the Company’s Employee Handbook (collectively, “C and E Policies”) or unlawful conduct relating to the business of the Company, and is not aware of any violations of C and E Policies or unlawful conduct relating to the business of the Company that you have not previously reported.

f.Executive and the Company each represent and warrant to the other that each has the capacity and authority to enter into this Release and to be bound by its terms.

g.Executive was represented by independent legal counsel in connection with Executive’s consideration of this Release.

7.COOPERATION. Subject to Sections 4(c) and 10(d) of this Release, Executive agrees that Executive will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Release or for the Company to comply with applicable laws. Executive further agrees that, subject to Executive’s rights under Sections 4(c) and 10(d) of this Release and applicable law, Executive will cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its affiliates or Executive’s involvement and participation therein; the transition of duties to others within the Company; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company, and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory or self-governing authority, or any internal investigation, relating to such events or occurrences, other than any such charges or claims brought by or on behalf of Executive against the Company or any of its affiliates; provided,  however, that the nothing in this Section 7 is intended to restrict or limit Executive from exercising his or her protected rights arising under Sections 4(c) and 10(d) or applicable law, or restrict or limit Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. Without limiting the foregoing, Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company, its affiliates and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Parties shall cooperate in good faith to schedule any meetings or discussions pursuant to this Section 7 so as not to conflict with Executive’s other obligations.

8.NON-DISPARAGEMENT. Subject to Section 10(d), Executive agrees not to engage in any form of conduct or make any public or private statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interest (“Disparaging Conduct”) of the Company, its respective past, present, and future subsidiaries or affiliates, or any of their respective directors, officers, employees, shareholders, or representatives (collectively, “Chipotle Covered Entity”); disrupts or impairs any operations of any Chipotle Covered Entity; harms any Chipotle Covered Entity’s reputation with customers, suppliers, shareholders, or the public; or interferes with any Chipotle Covered Entity’s contractual relationships.

9.NON-SOLICITATION. Executive agrees that for a period of twelve (12) months immediately following the Qualifying Termination Date, Executive shall not, directly or indirectly, for Executive or on behalf of any third party (other than the Company and its subsidiaries) solicit, induce, recruit or encourage any of the employees of the Company or any of its subsidiaries (i) who reported directly to Executive, (ii) who reported directly to one of Executive’s direct reports or (iii) with whom Executive worked on substantive projects during the twelve (12) months immediately preceding the Qualifying Termination Date, to leave their employment with

Company or any of its subsidiaries, or to join any competitor to the Company or any of its subsidiaries.

10.CONFIDENTIAL INFORMATION.

a.Executive acknowledges that the business(es) of the Company and its subsidiaries are highly competitive and that, during the period of Executive’s employment with the Company, the Company provided Executive with access to Confidential Information, as defined below, relating to the business of the Company. Executive further acknowledges that Confidential Information has been developed at considerable time, expense and effort by or on behalf of Company, is unique and constitutes valuable property of the Company, and that the Confidential Information provides the Company with a very valuable competitive advantage. Executive further acknowledges that Executive was provided with access to Confidential Information at the outset of Executive’s employment with Company, during the term of Executive’s employment at Company, and that Executive has continuing knowledge of such Confidential Information.

b.The term “Confidential Information” as used herein means and includes any and all data or information and documentation relating to the Company’s business that is not generally known to the public or readily obtainable from outside sources. Confidential Information includes, by way of example and without limitation, the following: financial information, including but not limited to earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; marketing information, including but not limited to details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including but not limited to development plans, product designs, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation strategy and information and recruiting plans; diversity statistics and strategy; pay equity information, analysis and plans; employment law compliance, collective bargaining activities and strategies and investigations of employee misconduct; executive compensation plans, strategy and analyses; and Board of Directors and Compensation Committee deliberations and discussions. Executive acknowledges that such information is confidential whether or not such information is labeled as such by the Company.

c.Subject to Section 10(d), commencing on the Qualifying Termination Date and at all times thereafter, except as authorized in writing by the Company, Executive agrees that Executive shall not directly or indirectly use, divulge, furnish or make accessible to any person or entity any Confidential Information for as long as such information remains non-public, but instead shall keep all Confidential Information strictly and absolutely confidential. [Executive shall also comply with the terms of the Company’s Employee Confidentiality Agreement previously executed by Executive in [●].]2.

________________

2 Note to Draft: To include if applicable.

d.Notwithstanding the foregoing, nothing in this Release (including but not limited to Sections 7, 8, 10 and 11 of this Release) is intended or shall prevent, impede or interfere with Executive’s non-waivable rights, without prior notice to the Company, to (i) voluntarily communicate with or provide information or documents to, initiate a charge or claim with, testify before, comply with a subpoena from, or assist or otherwise participate in any manner with an investigation or proceeding conducted by, any government agency, legislative body, or self-regulatory organization, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (ii) disclose any information (including, without limitation, information of a confidential or proprietary nature) to a court or other administrative or legislative body in response to a subpoena, court order or written request, provided that Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena, court order or written request on behalf of any non-governmental person, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, participate in investigations, respond to a subpoena, court order or written request, or testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under federal, state or local law, including whistleblower statutes, (iii) recover a whistleblower award as provided under Section 21F of the Securities and Exchange Act of 1934, or (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. While Executive is encouraged to bring any such possible violation to the attention of the Company, Executive does not need the prior authorization of the Company to make any such reports or disclosures to these entities.

11.REMEDIES. If Executive breaches this Release or materially fails to comply with or otherwise materially breaches any of the promises, representations or releases in this Release, in addition to all other legal and equitable remedies available to the Company in the event of a breach, (a) the Company may immediately stop any payments or benefits otherwise owing to Executive under this Release and may seek additional relief or remedy as provided under applicable law, and (b) Executive will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing the terms of this Release, including demonstrating the existence of a breach and any other contract enforcement efforts. Any such cessation of payments or benefits shall not limit, restrict or otherwise affect Executive’s release of Claims or any other obligations of Executive set forth in this Release, or Executive’s continuing obligations under any restrictive covenants agreement with the Company.

12.REASONABLENESS OF RESTRICTIONS. Executive acknowledges: (i) that the scope and duration of the restrictions on Executive’s activities under Sections 8 through 10 of this Release are reasonable and necessary to protect the legitimate business interests of the Company; (ii) that the Company provided Executive with access to Confidential Information and specialized training at the outset of Executive’s employment with Company, and during the course of Executive’s employment with the Company; (c) that Executive will be reasonably able to earn a living without violating the terms of this Release; and (d) the restrictions in this Release, along with the release provisions in Sections 4 and 21 served as a material inducement to the Company to agree to the consideration provisions contained in Sections 3 of this Release.

13.GOVERNING LAW. This Release and the performance hereof shall be construed and governed in accordance with the laws of the State of California, and the Parties waive the application of conflicts of laws provisions or principles of any state or jurisdiction.

14.SEVERABILITY. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.

15.SUCCESSORS AND ASSIGNS. Executive agrees that this Release shall be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.

16.AMENDMENTS. This Release may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.

17.DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Release.

18.COUNTERPARTS. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, electronic and .pdf signatures will suffice as original signatures.

19.THIRD PARTY BENEFICIARIES. Each Company Released Party is intended to be a third-party beneficiary of this Release, and this Release may be enforced by each such Company Release Party in accordance with the terms hereof in respect of the rights granted to such Company Released Party hereunder.

20.ENTIRE AGREEMENT. This Release sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and, except for the agreements referenced herein or as otherwise provided herein, supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties hereto and neither of the Parties shall be bound by any term or condition other than as expressly set forth or provided for in this Release. This Release may only be amended or modified in a writing signed by Executive and an authorized representative of the Company.

21.Knowing and Voluntary Acknowledgment; SPECIFIC RELEASE OF ADEA CLAIMS. Executive specifically agrees and acknowledges that:

a.Executive has read this Release in its entirety and understands all of its terms;

b.Executive has been advised to consult with an attorney before executing this Release, and has consulted with such counsel as Executive believed was necessary before signing this Release;

c.Executive knowingly, freely, and voluntarily assents to all of this Release’s terms and conditions including, without limitation, the waiver, release, and covenants;

d.Executive is signing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;

e.Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Release; and

f.Executive understands that the waiver and release in this Release is being requested in connection with Executive’s separation of employment from the Company.

Executive understands and acknowledges that Executive is waiving and releasing claims under the ADEA, as amended, and its implementing regulations, and Executive has been informed and understands and agrees that Executive has twenty-one (21) calendar days after receipt of this Release (the “Review Period”) to consider whether to sign it and that any changes to this Release do not restart the running of the Review Period. Executive has been informed and understands and agrees that Executive may revoke this Release at any time during the seven (7) calendar days after this Release is signed and returned to the Company (the “Revocation Period”), in which case none of the provisions of the Executive’s release of Claims will have any effect. Executive acknowledges and agrees that if Executive wishes to revoke the Executive’s release of Claims, Executive must do so in writing, and such revocation must be signed by Executive and received by the Chief Legal Officer and General Counsel of the Company no later than the seventh (7th) day after Executive has signed and returned this Release. Executive acknowledges and agrees that, in the event Executive either fails to sign within the Review Period or revokes this Release during the Revocation Period, Executive shall have no right to receive the consideration set forth in Section 3 of this Release. This Release, and the Executive’s release of Claims, shall be effective upon the eighth (8th) calendar day following the date that Executive executes this Release (the “Effective Date”); provided that Executive does not revoke or attempt to revoke Executive’s acceptance of this Release prior to such date in accordance with the provisions herein.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties have executed this Release as of the first date set forth below (which shall be no earlier than the Qualifying Termination Date).

CHIPOTLE MEXICAN GRILL, INC.	[EXECUTIVE NAME]

By:
Its:

Date:	Date:

APPENDIX A

[DATE]

Chipotle Mexican Grill, Inc.

610 Newport Center Drive

Suite 1400

Newport Beach, CA 92660

To Whom it may Concern:

I hereby irrevocably resign, effective as of [DATE], from all positions and offices I hold with the Company or any of its subsidiaries or affiliates, including as [POSITION].

]
Very truly yours

[NAME]

APPENDIX B

[EXECUTIVE NAME] Outstanding Equity Awards as of [●]

Award Type and Name	Grant Date	Total Outstanding	Vested as of the Qualifying Termination Date	Remain Outstanding Subject to Performance	Forfeited
[YEAR] SOSAR *	[●]	[●]	[●]	n/a	[●]
[YEAR] PSU **	[●]	[●]	n/a	[●]	[●]
[●]	[●]	[●]	[●]	[●]	[●]

________________________

*SOSARs that are vested as of the Qualifying Termination Date shall be exercisable by Executive in accordance with the terms and conditions of the Plan.

**Annual PSUs that are not forfeited as of the Qualifying Termination Date and continue to vest shall be earned or forfeited based on the Company’s actual performance during the applicable performance period in accordance with the terms and conditions of the PSU award agreement and the applicable equity plan.